Exhibit 99.7

Cheche Group Inc.

8/F, Desheng Hopson Fortune Plaza

13-1 Deshengmenwai Avenue

Xicheng District, Beijing 100088, China

+86 10 5083-0911

March 30, 2023

Re:	Cheche Group Inc. – Draft Registration Statement on Form F-4

Representation under Item 8.A.4 of Form 20-F (“Item 8.A.4”)

Cheche Group Inc., a foreign private issuer organized under the laws of the Cayman Islands (the “Company”), is making this representation in connection with the Company’s confidential submission on the date hereof of its draft registration statement on Form F-4 (the “Draft Registration Statement”) relating to the business combination transactions contemplated by the Business Combination Agreement dated January 29, 2023, by and among the Company, Prime Impact Acquisition I, a blank check company organized under the laws of the Cayman Islands, Cheche Merger Sub Inc., a Cayman Islands exempted company and wholly owned direct subsidiary of the Company, and Cheche Technology, Inc., a company organized under the laws of the Cayman Islands (“CCT”).

The Company has included in the Draft Registration Statement the audited consolidated financial statements as of 2021 and for year ended December 31, 2021, and the unaudited condensed consolidated financial statements as of June 30, 2022 and for each of the six-month periods ended June 30, 2021 and 2022 for CCT. The Company has omitted from the Draft Registration Statement CCT’s consolidated financial statements as of and for the year ended December 31, 2020, as it reasonably expects that the omitted financial information will not be required at the time when the Draft Registration Statement is publicly filed. The Company will amend the Draft Registration Statement in the next confidential submission to include all financial statements required by Item 8.A.4.

Item 8.A.4 of Form 20-F states that in the case of a company’s initial public offering, the audited financial statements included in the registration statement shall be as of a date not older than 12 months from the time the document is filed, unless a representation is made pursuant to Instruction 2 to Item 8.A.4. The Company is making this representation pursuant to Instruction 2 to Item 8.A.4, which provides that a company may instead comply with the 15-month requirement “if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

The Company hereby represents that:

1. The Company and CCT are not required by any jurisdiction outside the United States to have audited financial statements as of a date not older than 12 months from the date of filing the Draft Registration Statement.

2. Compliance with Item 8.A.4 at present is impracticable and involves undue hardship for the Company and CCT.

3. The Company does not anticipate that CCT’s audited financial statements for the year ended December 31, 2022 will be available until after March 31, 2023.

4. At the time the Draft Registration Statement is publicly filed and declared effective, it will have audited financial statements of CCT not older than fifteen months.

The Company is filing this representation as an exhibit to the Draft Registration Statement on Form F-4 pursuant to Instruction 2 to Item 8.A.4.

Cheche Group Inc.

By:	/s/ Lei Zhang
Name:	Lei Zhang
Title:	Director and Chief Executive Officer